UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2018

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01
Entry into a Material Definitive Agreement.

On December 19, 2018, ChromaDex, Inc. (the “Company”) and Nestec Ltd. (“Nestec”) entered into a supply agreement (the “Supply Agreement”), pursuant to which Nestec will exclusively purchase nicotinamide riboside marketed under the brand name Tru Niagen (“NR”) from the Company, and Nestec will be entitled to develop, manufacture, sell, promote, import and distribute products using NR for human use in the (i) medical nutritional and (ii) functional food and beverage categories (the “Approved Products”) in certain territories, including North America, Europe, Latin America, Australia, New Zealand and Japan (the “Territory”), subject to certain territory reversion provisions. Subject to certain conditions and reversion rights, during the term of the Supply Agreement, the Company will not sell NR to any third party or itself use NR in any medical nutritional products for human use in the Territory. Subject to certain conditions and reversion rights, the Company will not sell NR to any third party for use in the manufacture of third party functional food and beverage products that consist of protein based ready to drink or loose powder beverages sold under a third party brand in the Territory. The Company reserved rights for co-exclusive sales of functional food and beverages consisting of protein based ready to drink or loose powder beverages. Approved Products do not include, among other things, supplements or sports nutrition products.

As consideration for the rights granted to Nestec under the Supply Agreement, Nestec agreed to pay to the Company an upfront fee of $4,000,000. Following the launch of the first Approved Product in each sub-Territory for each of the (i) medical nutrition and (ii) functional food and beverages categories (each, a “Product Category”), Nestec will pay the Company a one-time fee for a potential total aggregate payment of $6,000,000. The Supply Agreement additionally provides that Nestec is obligated to pay to the Company sales fees at tiered percentage rates ranging from the low-single digit to high-single digit percent of worldwide annual net sales of the Approved Products, subject to a minimum annual royalty for each Product Category applied against actual sales fees due starting 24 months after Nestec has launched an Approved Product in the relevant Product Category. No sales fees will be due after the expiration or abandonment of all of the Company’s applicable issued patents and applicable filed patent applications for NR.

The Supply Agreement may be terminated by (i) a party for cause if the other party commits a material breach of the Supply Agreement and does not cure such breach within 30 days following such party’s receipt of written notice; (ii) a party immediately upon the giving of written notice if the other party files a petition for bankruptcy, is adjudicated bankrupt, takes advantage of the insolvency laws of any state, territory or country, or has a receiver, trustee, or other court officer appointed for its property; or (iii) a party if a force majeure event with respect to the other party shall have continued for 90 days or is reasonably expected to continue for more than 180 days. Additionally, (a) Nestec may terminate the Supply Agreement if Nestec’s technical feasibility in desired food forms is not achieved by June 30, 2019 by providing the Company 60 days written notice; (b) after the first anniversary of the Supply Agreement until the 24th month after the launch of the first Approved Product in each Product Category, Nestec may terminate the Supply Agreement as to one or both Product Categories upon the payment of a $500,000 termination fee (the “Termination Fee”) for each terminated Product Category; and (c) after the 25th month of the launch of the first Approved Product, Nestec may terminate the Supply Agreement with 12 months written notice, with no Termination Fee due. Upon the termination of the Supply Agreement, Nestec may complete and sell any work-in-progress and inventory of Approved Products within six months after the effective date of the termination (unless such termination is based on cause or a breach by Nestec of the Company’s intellectual property rights or Nestec’s confidentiality rights therein), following which Nestec will have no further right to use NR or sell the Approved Products.

The foregoing is only a summary of the material terms of the Supply Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Supply Agreement, which will be filed, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to ChromaDex Corporation’s Annual Report on Form 10-K for the year ending December 31, 2018.

On December 20, 2018, the Company issued a press release announcing the Supply Agreement. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01
Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated December 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: December 20, 2018

	By:	/s/ Kevin M. Farr
Name: Kevin M. Farr
Chief Financial Officer